THIRD AMENDMENT TO THE
                RUBY TUESDAY, INC. 1996 STOCK INCENTIVE PLAN


          THIS THIRD AMENDMENT is made as of September 30, 1999, by RUBY TUESDAY, INC., a corporation organized and existing under the laws of the State of Georgia (hereinafter called the "Company").

                         W I T N E S S E T H:

          WHEREAS, the Company maintains the Ruby Tuesday, Inc. 1996 Stock Incentive Plan (the "Plan").

          WHEREAS, the Company wishes to amend the Plan to reflect the wishes of certain institutional shareholders.

          WHEREAS, the Board of Directors of the Company has duly approved and authorized these amendments to the Plan in resolutions dated September 30, 1999.

          NOW, THEREFORE, the Company does hereby amend the Plan, effective September 30, 1999, as follows:

1.        By adding the following to the end of Section 2.2:

           "Notwithstanding any other provision in the Plan, five percent (5%) of the shares of Stock reserved for issuance hereunder, subject to adjustment in accordance with Section 5.2, may be granted hereafter without regard to those provisions of the Plan that became effective on September 30, 1999."

2.        By deleting the first sentence of Section 2.4 and by substituting therefor the following:

           "Stock Incentives may be granted only to officers, directors, and employees of the Company or an affiliate; provided, however, that directors of the Company who are not also employees of either the Company or an affiliate shall not be eligible to receive Stock Incentives under the Plan."

3.       By deleting Plan Section 3.2(a) in its entirety and by substituting therefor the following:

         "(a)    Option Price.


                 (i) Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the exercise price (the "Exercise Price") per share of Stock purchasable under any Option shall be as set forth in the applicable Stock Incentive Agreement. With respect to each grant of an Option to a Participant, the Exercise Price

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            per share shall not be less than its Fair Market Value on the date the Option is granted. Notwithstanding the immediately preceding sentence, with respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price per share shall not be less than 110% of its Fair Market Value on the date the Option is granted.

                 (ii) For purposes of this Section 3.2(a), the Fair Market Value of the Stock shall be determined (1) as of the date all of the material terms of an Option are determinable, or (2) if the Option is awarded pursuant to a formula under a then existing program established by the Committee, as of a date no earlier than the later of sixty (60) days prior to the date all of the material terms of the Option are determinable or sixty (60) days following the date the program is established.

                 (iii) Notwithstanding any other provision of this Section 3.2(a), the Committee may continue to maintain the existing Management Stock Option Program as in effect on September 30, 1999 or in any modified form; provided, however, that no such modified form shall contain pricing terms more favorable than those as in effect under the Management Stock Option Program on September 30, 1999.

                 (iv) Notwithstanding any other provision in the Plan, following the grant of an Option, no amendment shall be made to reduce the price of the Option, except an adjustment as described in Section 5.2, without the prior approval of the stockholders of the Company."

4.        By deleting Section 3.4 in its entirety and by substituting therefor the following:

            "3.4  Terms and Conditions of Stock Awards.

                  (a)    The number of shares of Stock subject to a Stock
             Award and restrictions or conditions on such shares, if any, shall be as the Committee determines, and the certificate for such shares shall bear evidence of any restrictions or conditions. Subsequent to the date of the grant of the Stock Award, the Committee shall have the power to permit, in its discretion, an acceleration of the expiration of an applicable restriction period with respect to any part or all of the shares awarded to a Participant. Subject to Subsections (b) and (c) below, the Committee may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Stock Award or may grant a Stock
             Award without the requirement of a cash payment.

                  (b) Any Stock Award containing forfeitability provisions shall vest over a period of no less than three (3) years.

                  (c) Any Stock Award that does not contain forfeitability provisions shall be granted only in lieu of salary or cash bonus otherwise payable to a Participant and may be

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            granted at up to a fifteen percent (15%) discount to the Fair
            Market Value of the Stock as of the date of grant only if the Stock is subject to material restrictions on transferability."

5.        By deleting Section 5.8 in its entirety and by substituting therefor the following:

            "5.8 Termination and Amendment of the Plan. The Board of Directors may, at any time, amend or terminate the Plan without stockholder approval; provided, however that the Board of Directors shall condition any material amendment on the approval of the stockholders of the Company. No such termination or amendment without the consent of the holder of a Stock Incentive shall adversely affect the rights of the Participant under such Stock Incentive."

          Except as specifically provided herein, the Plan shall remain in full force and effect as prior to this Third Amendment.

          IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed on the day and year first above written.


                             RUBY TUESDAY, INC.


                             By:  /s/ SAMUEL E. BEALL III
                                      Samuel E. Beall, III
                                       Chairman and Chief Executive Officer

Attest:

By:  /s/ DANIEL T. CRONK
         Daniel T. Cronk
          Secretary

     [CORPORATE SEAL]

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